                                                                    July 6, 1998



Dexter Corporation
One Elm Street
Windsor Locks, CT  06096-2334

Attention:     Ms. Kathleen Burdett
               Vice President and
               Chief Financial Officer



Gentlemen/Ladies:

Dexter Corporation (the "Borrower") has requested senior unsecured credit facilities (the "Facilities") in the aggregate principal amount of $600,000,000 (the "Aggregate Commitment") to refinance existing indebtedness, to finance the acquisition of the common stock of Life Technologies, Inc. ("LTI" or the "Target") not currently owned by the Borrower (the "Acquisition"), and for working capital and general corporate purposes. The Facilities will aggregate $600,000,000 and consist of (a) a $300,000,000 364-day revolving credit facility, and (b) a $300,000,000 five year (5) revolving credit loan facility (collectively, the "Facilities").

The First National Bank of Chicago (the "Agent") is pleased to act as the Administrative Agent (the "Administrative Agent") under the Facilities and to confirm its commitment to make loans and issue letters of credit for the benefit of the Borrower in an amount up to $600,000,000 on the terms set forth in the term sheet attached hereto (the "Term Sheet") and subject to the conditions set forth in this commitment letter (the "Commitment Letter"). The Agent's affiliate, First Chicago Capital Markets, Inc. is pleased to act as the arranger (the "Arranger") with respect to the Facilities and to provide the Borrower with its undertaking to syndicate all or a portion of the Facilities to the Lenders (as hereafter defined). While the Agent's agreement herein is to provide the entire amount of the Facilities on a fully underwritten basis, the Arranger reserves the right to syndicate all or a portion of the Facilities to additional Lenders with a corresponding reduction in the Agent's commitment. The Agent also reserves the right to allocate its commitment among its respective affiliates.

The Agent and the Arranger have each reviewed certain historical financial statements of the Borrower and of the Target which were prepared by or on behalf of the Borrower and the Target, respectively, and presented to the Agent and the Arranger by the Borrower. Neither the Agent nor the Arranger have had the opportunity to complete their due diligence review, inspection, and evaluation of the assets and liabilities of the Borrower and its subsidiaries and the Target, and their respective financial condition and prospects. The Agent and the Arranger (and their respective agents, officers, and employees) will have the right to share with each other information received from the Borrower and their affiliates and their respective agents, officers, and employees.

The Borrower agrees to (i) reimburse the Agent and the Arranger for all reasonable out-of-pocket expenses (including the reasonable fees of outside counsel and reasonable time charges for inside counsel) incurred in connection with this Commitment Letter, the Fee Letter (as hereinafter defined), the Term Sheet (the Commitment Letter, Fee Letter, and Term Sheet collectively the "Commitment") the transactions contemplated by the Commitment, and the Agent's and the Arranger's ongoing due diligence in connection therewith including, without limitation, reasonable costs incurred in connection with the preparation, negotiation, execution, administration, syndication, and enforcement of any document relating to this transaction and its role hereunder;
(ii) indemnify and hold harmless the Agent, the Arranger, each Lender and their respective officers, employees, agents, and directors (collectively, the "Indemnified Persons") against any and all losses, claims, damages, or liabilities of every kind whatsoever to which the Indemnified Persons may become subject in connection in any way with the transaction which is the subject of this Commitment including, without limitation, reasonable expenses incurred in connection with defending against any liability or action as a party thereto, except to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen solely from such Indemnified Person's gross negligence or wilful misconduct; and (iii) assert no claim against any Indemnified Person seeking consequential damages on any theory of liability in connection in any way with the transaction which is the subject of this Commitment. The obligations described in this paragraph are independent of all other obligations of the Borrower hereunder and under the Loan Documents, shall survive the expiration, revocation, or termination of this Commitment, and shall be payable whether or not the financing transactions contemplated by this Commitment shall close. The Agent's and the Arranger's respective obligations under this Commitment are enforceable solely by the party signing this Commitment and may not be relied upon by any other person. For purposes of enforcing this indemnity, the Borrower irrevocably submits to the non-exclusive jurisdiction of any State or Federal court in Illinois in which a claim arising out of or relating to the services provided under this Commitment is properly brought against the Agent, the Arranger, or the Lenders and irrevocably waive any objection as to venue or inconvenient forum. IF THIS COMMITMENT, OR ANY ACT, OMISSION, OR EVENT DESCRIBED IN THIS PARAGRAPH BECOMES THE SUBJECT OF A DISPUTE, THE PARTIES HERETO EACH HEREBY WAIVE TRIAL BY JURY. The Borrower agrees not to settle any claim, litigation, or proceeding relating to this transaction (to the extent that the Agent or the Arranger are a party thereto) unless such settlement releases all Indemnified Persons from any and all liability in respect of such transaction.

The Agent's Commitment and the Arranger's undertaking are subject to (i) the preparation, execution, and delivery of a mutually acceptable credit agreement (the "Credit Agreement") and other loan documents (collectively, the "Loan Documents") incorporating, without limitation, substantially the terms and the conditions outlined in the Commitment, (ii) the Agent's and the Arranger's respective determination that (a) there is an absence of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Borrower and the Target since March 31, 1998, and (b) there is an absence of any material adverse change prior to the Closing Date in the primary and secondary loan syndication markets or capital markets generally that would materially impair the syndication of the Facilities and (iii) receipt by the Borrower of a rating on its senior, unsecured long term debt by Standard & Poor's and Moody's which would place the Borrower at a point not lower than Level III on the Pricing Grid set forth in the Term Sheet prior to the execution of the Credit Agreement (it being understood that if the Borrower receives a rating that would place it at Level IV or V on the Pricing Grid, the Agent and the Arranger reserve the right to modify the structure and the pricing of the Facilities).

The Arranger will, in consultation with the Borrower, manage all aspects of the syndication including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the lenders (collectively, together with the Agent in its capacity as a lender, the "Lenders"), and the amount and distribution of the fees discussed herein among the Lenders. To assist the Arranger in its syndication efforts, the Borrower shall (a) provide and cause their advisors to provide the Arranger upon request with all information deemed reasonably necessary by it to complete successfully the syndication including, without limitation, all information and projections prepared by the Borrower or on the Borrower's behalf relating to the transactions contemplated hereby; (b) cause their advisors and the management of the Borrower to actively participate in, both the preparation of an information package regarding the operations and prospects of the Borrower and the presentation of the information to prospective Lenders; (c) without the consent of the Arranger unless required by applicable law, not make any statement publicly about the Commitment or the Facilities which might negatively affect the Arranger's ability to syndicate the Facilities and (d) assist, if the Arranger so requests, restructuring in a manner mutually acceptable to the Agent, the Arranger and the Borrower, of the terms and conditions of the Facilities, if in the Arranger's judgment, any portion of the syndication shall have been unsuccessful.

Please indicate your acceptance of this Commitment by the Agent and undertaking by the

Arranger in the spaces indicated below and return a copy of this letter so executed to the Agent and the Arranger. This Commitment and undertaking will expire at 5:00 p.m. (CDT) on July 7, 1998, unless on or prior to such time the Agent and the Arranger shall have received a copy of this letter executed by the Borrower. Notwithstanding timely acceptance of the Commitment pursuant to the preceding sentence, the Commitment will automatically terminate unless definitive Loan Documents are executed on or before October 15, 1998. By its acceptance hereof, the Borrower agrees to pay the Agent and the Arranger the fees described in the fee letter ("Fee Letter") of even date herewith.

By accepting this Commitment, the Borrower hereby agrees that, prior to executing this Commitment Letter, the Borrower will not disclose either expressly or impliedly, without the Agent's and the Arranger's consent, to any person any of the terms of this Commitment, or the fact that this Commitment or the financing proposal represented thereby exists except that the Borrower may disclose any of the foregoing to any Board member, employee, financial advisor (BUT NOT TO ANY FINANCIAL ADVISOR WHICH MAY BE A PROVIDER OF SENIOR DEBT IN THIS TRANSACTION), or attorney of the Borrower to whom, in each case, it is necessary to disclose such information so long as any such Board member, employee, financial advisor, or attorney is directed to observe this confidentiality obligation. Upon the Borrower's execution of this Commitment Letter, the Borrower may make public disclosure of the existence and the amount of the Aggregate Commitment; and the Borrower may file a copy of the Commitment Letter and Term Sheet (but not the Fee Letter), or make such other disclosures if such disclosure is, in the opinion of the Borrower's counsel, required by law. Without limiting the generality of the foregoing, the Borrower will not make a public disclosure of the Fee Letter without a written opinion of its counsel indicating such disclosure is required by law or regulation. If the Borrower does not accept this Commitment, the Borrower is to immediately return the Commitment Letter, the Term Sheet and the Fee Letter and all copies of said items to the Agent.

This Commitment Letter and Term Sheet supersede any and all prior versions thereof. This Commitment Letter shall be governed by the internal laws of the State of Illinois, and may only be amended by a writing signed by each of the parties set forth below.

                                         Yours truly,

                                         The First National Bank of Chicago
                                         (individually and as Agent)

                                         By:      /s/ Frank L. Grossman
                                                  ____________________________

                                         Title:   Managing Director
                                                  ____________________________

                                         First Chicago Capital Markets, Inc.
                                         (as Arranger)

                                         By:      /s/ Frank L. Grossman
                                                  ____________________________

                                         Title:   Managing Director
                                                  ____________________________


Accepted and Agreed:
Dexter Corporation

By:        /s/ Kathleen Burdett
           _____________________________________________

Title:     Vice President and Chief Financial Officer
           _____________________________________________


           _____________________________________________

Date:      July 6, 1998
           _____________________________________________

Dexter Corporation                                               Confidential
-------------------------------------------------------------------------------

                       Summary of Terms and Conditions
-------------------------------------------------------------------------------

                               Dexter Corporation
                 $600,000,000 Senior Unsecured Credit Facilities
                                  July 6, 1998

This Term Sheet is delivered with a Commitment Letter and a Fee Letter of even date herewith. Capitalized terms herein shall have the meaning set forth in the Commitment Letter.

Borrower:                           Dexter Corporation (the "Borrower").

Guarantor:                          After the Acquisition, the Facilities will
                                    be guaranteed by all material subsidiaries of the Borrower, including Life
                                    Technologies, Inc. ("LTI").

Arranger:                           First Chicago Capital Markets, Inc.
                                    ("FCCM").

Administrative                      The First National Bank of Chicago ("First
Agent:                              Chicago").

Lenders: A group of lenders mutually acceptable to Borrower and the Arranger (collectively, together with the Administrative Agent in its capacity as a lender, the "Lenders").

Facilities:                         $600,000,000 (the "Aggregate Bank
                                    Commitment"), comprised of two separate
                                    facilities as described below:

                                    (i) $300,000,000 364-day Credit Facility
                                        (the "364-Day Facility"); and

                                    (ii) $300,000,000 five year (5) Revolving
                                         Credit Facility (the "Revolving Credit
                                         Facility"); (collectively, the
                                         "Facilities").

                                    Final allocation between the 364-Day
                                    Facility and the Revolving Credit Facility to be determined before the Closing Date, but under no circumstances will the 364-Day Facility be less than $300,000,000 and the Revolving Credit Facility be greater than $300,000,000.

Closing Date:                       On or about October 15, 1998 (to be agreed
                                    upon between the Borrower and the Agent).

Documentation:                      The Facilities will be evidenced by a Credit
                                    Agreement, Notes and other Loan Documents mutually satisfactory to the Borrower, the Agent and the Lenders.


--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.1

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------


Management Syndication:             The Arranger will, in consultation with the
                                    Borrower, manage all aspects of the
                                    syndication of the Facilities, including, without limitation, the timing of offers to potential Lenders, the amounts offered to potential Lenders, the acceptance and allocation of commitments, and the compensation provided, all as set forth in the Commitment Letter.

                               The Bank Facilities
                               -------------------

The 364-Day Revolving Credit Facility:

         Amount:                    $300,000,000 (the "364-Day Revolving Credit
                                    Commitment").

         Purpose: To provide funds (i) to refinance existing indebtedness, (ii) for capital expenditures,
                                    (iii) for working capital, and (iv) for
                                    general corporate purposes, including,
                                    without limitation, friendly acquisitions.
                                    The 364-Day Revolving Credit Commitment will be repaid from the net after tax proceeds realized upon the sale of the Borrower's Packaging Coatings business and Dexter S.A. (the "Scheduled Asset Sale"), which is expected to be sold on or before December 31, 1998, from the proceeds of long term capital market transactions and from operating cash flow generated by the Borrower in the ordinary course of business.

         Maturity Date:             The date occurring 364 days subsequent to
                                    the Closing Date (the "364-Day Facility
                                    Maturity Date").

The Revolving Credit Facility:

         Amount: $300,000,000 five (5) year revolving credit facility (the "Revolving Credit Commitment").

         Purpose: To provide funds (i) to refinance existing indebtedness, (ii) for capital expenditures and (iii) for general corporate purposes, including, without limitation, friendly acquisitions (including the acquisition of all of the common shares of Life Technologies, Inc. not currently owned by the Company (the "Acquisition")) and commercial paper back-up.

         Maturity Date:             December 31, 2003 (the "Revolving Credit
                                    Maturity Date"). The Revolving Credit
                                    Maturity Date may be extended for up to
                                    three, one year terms, at the option of the Company on terms and conditions acceptable to the Lenders.


--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.2

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------


         Letters of Credit:         Sublimit for letters of credit to be agreed
                                    upon.

                                Interest and Fees
                                -----------------

Borrowing Options:                  The Facilities will be available as either
                                    Eurodollar Loans or Base Rate Loans, at the
                                    Borrower's option (collectively referred to as "Loans").

Interest Payments:                  Interest shall be payable in arrears on the
                                    last day of each interest period and, in the event that the Borrower has selected the ABR borrowing option, interest shall be payable on the last day of each month. Interest and fees on Eurodollar Loans will be computed on the basis of actual days elapsed on a 360-day year basis, payable in arrears.

Interest Periods:                   Eurodollar Loans will be available for
                                    interest periods of one, two, three, or six months (or such other periods acceptable to the Lenders), at the Borrower's option.

Facility Fee                        The Borrower shall pay a facility fee (in
and Pricing:                        basis points) on each Lender's commitment,
                                    irrespective of usage, as set forth in the table below, payable quarterly in arrears, to the Lenders ratably from the Closing Date until termination of the each Credit
                                    Facility Commitment.

                                    The Facilities shall bear interest at the Eurodollar Rate or the ABR, at the Borrower's option, plus an interest margin (the "Applicable Margin") based upon the rating established from time to time by Standard & Poor's and Moody's with respect to the Borrower's senior, unsecured, long term debt (the "Reference Ratings"), as set forth in the table in Appendix A attached hereto. In the event that a split occurs between the two ratings, then the rating corresponding to the higher of the two ratings shall apply. However, if the split is greater than one level, then the pricing shall be based upon the average of the two ratings; if the split is greater than two levels, then the pricing shall be based upon the rating one level above the lowest of the two ratings. In the event that one of the ratings is BB+ or Ba1, then the pricing shall be based upon the lowest of the two ratings.

                                    The Applicable Margin will be fixed at Level
                                    III for the initial two complete fiscal
                                    quarters subsequent to the Closing Date. The
                                    Eurodollar Rate will not be made available for period longer than 14 days, at the Agent's sole option, until the earlier to occur of (i) 90 days following the initial funding of the Loans or (ii) the completion of the syndication.


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First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.3

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------


                                    Upon the incurrence of a payment or
                                    bankruptcy default, the interest rate on all Loans or letters of credit under the Facilities shall be equal to the rate then in effect under such Facility plus a margin of 2% per annum.

Increased Costs/                    The Credit Agreement will contain customary
Change of                           provisions protecting the Lenders in the
Circumstances:                      event of unavailability of funding,
                                    illegality, increased costs, capital
                                    adequacy charges and funding losses; and will provide for withholding tax gross-up and general indemnification of the Agent and the Arranger (and their respective affiliates) and the Lenders (and their respective assignees and participants) by the Borrower.

                                Letters of Credit
                                -----------------

Letters of Credit:                  The fee for letters of credit shall be equal
                                    to the same rate as for Eurodollar Loans under the Revolving Credit Facility.

Tenor: No letter of credit shall have an expiration date greater than one year after the date of issuance. Any letter of credit with a one-year tenor and which does not have an expiration date beyond the Revolving Credit Maturity Date may provide for the renewal thereof for additional one-year periods.

Fronting Banks:                     Each letter of credit to be issued under the
                                    Revolving Credit Facility shall be issued by the Agent or another qualified Lender, at the option of Borrower (the "Issuing Bank").
                                    The Borrower shall pay to the Issuing Bank, in addition to any Letter of Credit Fees, a fronting fee of 0.125% per annum on the face amount of such letters of credit, payable quarterly in arrears, for the term of such letter of credit.

                                   Prepayments
                                   -----------

Mandatory Prepayments:              Upon (i) the issuance of any long term debt
                                    security by the Borrower or its subsidiaries after the Closing Date (with customary exceptions); or (ii) the completion of the Scheduled Asset Sale, the Borrower shall make a mandatory prepayment of the 364 Day
                                    Facility in an amount equal to (i) 100% of the net proceeds from such debt security issuance and 100% of the net after tax proceeds of such Scheduled Asset Sale.

Application of                      All mandatory prepayments made by the
Prepayments:                        Borrower shall be applied to the prepayment
                                    of the 364-Day Facility, until such Facility is paid down to $100,000,000.

Voluntary                           ABR Loans may be prepaid in whole or in part
Prepayments:                        without premium upon same-day notice,
                                    provided that such payments will be in
                                    amounts of at least $10,000,000, or such lesser amount as may be outstanding.

--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.4

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------


                                    Eurodollar Loans may be prepaid on five
                                    days' prior written notice, provided such payments will be in an amount of at least $10,000,000 or such lesser amount as may then be outstanding, and provided that the Borrower compensate the Lenders for any funding losses incurred as a result of any such prepayment made on a date other than the last day of an Interest Period.

Voluntary                           The Revolving Credit Facility Commitment may
Commitment                          be permanently reduced by the Borrower
Reductions:                         without premium on five days' prior written
                                    notice, provided such reductions will be in an amount of at least $10,000,000 or such lesser amount as may then be outstanding.

                              The Credit Agreement
                              --------------------

Documentation:                      The Loan Documents shall be in form and
                                    substance acceptable to the Lenders. The
                                    Credit Agreement shall include, without
                                    limitation, conditions precedent,
                                    representations and warranties, covenants, events of default, indemnification (of the Agent, Arranger, Administrative Agent and
                                    Lenders) and other provisions customary for such financings.

Conditions Precedent:               Usual conditions to each Loan, including,
                                    without limitation, those set forth below.

         Approvals:                 Evidence satisfactory to the Agent that the
                                    Borrower's and Target's directors shall have approved the Acquisition, that sufficient shares of the Target shall have been tendered to allow the Borrower to cause a merger between the Borrower and the Target to occur, the Borrower's directors shall have approved this financing; and all regulatory and legal approvals pertaining to the Acquisition and this financing shall have been obtained.

         Acquisition                The material terms and conditions of the
         Agreement:                 Acquisition Agreement, including
                                    without limitation, the consideration and structure of the Acquisition, shall be reasonably acceptable to the Agent, the representations and warranties in the
                                    Acquisition Agreement shall be accurate in all material respects as of the date of the Acquisition closing and the conditions therein shall have been satisfied (or waived with the consent of the Agent, which consent shall not be unreasonably withheld) and Agent must have received an opinion of counsel reasonably satisfactory to it as to the enforceability of the Acquisition
                                    Agreement and its compliance with all
                                    applicable law.



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First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.5

Dexter Corporation                                                  Confidential
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         Litigation:                Absence of injunction or temporary
                                    restraining order which, in the reasonable judgment of the Agent, would prohibit the making of the Loans or the successful completion of the Acquisition or the Scheduled Asset Sale; and absence of litigation which would reasonably be expected to result in a material adverse effect on the Borrower and its subsidiaries, taken as a whole.

         Due Diligence:             Satisfactory results of due diligence
                                    investigation of the Borrower and its
                                    material subsidiaries (including LTI) by the Agent, including, without limitation, contingent liabilities, contractual obligations, joint venture liability, product liability, patents, license agreements and Year 2000 compliance implementation programs. All legal, financial, accounting, tax, and fiduciary aspects of the proposed financing and the Acquisition must be reasonably acceptable to the Agent.

         Other Debt:                The terms of any existing senior or
                                    subordinated debt and preferred stock must be reasonably acceptable to the Agent.

         Financial                  The Agent shall have received not less than
         Statements:                five business days prior to the Closing Date
                                    (i) pro forma opening balance sheet and
                                    projections giving effect to the
                                    Acquisition, the Scheduled Asset Sale and the proposed financing which must not be materially less favorable, in the Agents' reasonable judgment, than the projections previously provided to them and which must demonstrate, in the Agents reasonable judgment, together with all other information then available to the Agent, that the Borrower and its subsidiaries can repay their debts and satisfy their respective other obligations as and when due, and can comply with the financial covenants acceptable to the Agent, (ii) audited financial statements of Borrower and its subsidiaries for the year ended December
                                    31, 1997 and unaudited for the quarter ended
                                    June 30, 1998, and (iii) such additional information as the Agent may reasonably request.

         Valuation/                 The Agent shall have received a solvency
         Solvency:                  certificate and other appropriate factual
                                    information in form and substance
                                    satisfactory to it from the Chief Financial
                                    Officer of the Borrower.

         Existing                   Prepayment of all obligations under all
         Facilities:                existing bank credit facilities, including
                                    the cancellation of all committed and
                                    substantially all uncommitted credit
                                    facilities currently made available to the Borrower and its subsidiaries, including LTI
                                    (with exceptions to be agreed upon).

         Legal: All legal (including tax implications and ERISA, if applicable) and regulatory matters shall be satisfactory to the Agent.

         Environmental:             The Agent shall have received, to the extent
                                    it deems reasonable and necessary, an
                                    environmental review report, satisfactory to it, from an environmental review firm acceptable to it, as to any environmental hazards or liabilities including in respect of the Borrower's plans with respect thereto.

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First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.6

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------



         Regulations:               Compliance with all applicable requirements
                                    of Regulations U, T, and X of the Board of Governors of the Federal Reserve System.

         No Default;                No default or unmatured default shall exist
         No Mac:                    on the Closing Date and no material adverse
                                    change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its subsidiaries and the Target since
                                    June 30, 1998, shall have occurred.

         Customary                  Receipt of other customary closing
         Documents:                 documentation including, without limitation,
                                    legal opinions of the Borrower's counsel, acceptable to the Agent.

                                    Covenants
                                    ---------

Affirmative and                     The Credit Agreement will contain customary
Negative Covenants:                 affirmative and negative covenants,
                                    including, without limitation, restrictions on the following, subject to exceptions as appropriate, to be negotiated:

                                          -   liens and encumbrances
                                          -   guarantees
                                          -   sale of assets
                                          -   consolidations and mergers
                                          -   investments and acquisitions
                                          -   insurance
                                          -   indebtedness and additional
                                              indebtedness
                                          -   compliance with pension,
                                          -   environmental, and other law
                                          -   transactions with affiliates
                                          -   changes in line of business
                                          -   material agreements
                                          -   permit inspection of records and
                                              assets

Financial Covenants:                The Credit Agreement will contain financial
                                    covenants containing limitations to be
                                    negotiated, including, without limitation, covenants pertaining to the following:

         Minimum                    The Borrower will maintain at all times Net
         Net Worth:                 Worth of not less than 80 of its Net Worth
                                    as of the Closing Date (after giving effect to non cash in-process R&D charges of up to $150,000,000), plus (i) 50% of cumulative
                                    Net Income (if positive) subsequent to the Closing Date, plus (ii) 75% proceeds received upon the issuance and sale of any common or preferred stock.


--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.7

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------


         Maximum                    The Borrower will not permit at any time the
         Leverage:                  ratio of Consolidated Indebtedness to EBITDA
                                    to exceed (i) prior to the completion of the Scheduled Asset Sale, 4.50 times during the first year subsequent to the Closing Date,
                                    4.25 times during the second year subsequent to the Closing Date and 4.00 times thereafter, and (ii) after the completion of the Scheduled Asset Sale, 3.75 times during the first year subsequent to the Closing
                                    Date, 3.50 times during the second year
                                    subsequent to the Closing Date and 3.25
                                    times thereafter.

Representations                     Usual representations and warranties in
and Warranties:                     connection with each loan shall be
                                    included in the Credit Agreement including, but not limited to, absence of material adverse change, absence of material litigation, absence of default or unmatured default, representations regarding environmental issues, compliance with all material requirements of law and contracts, and compliance with Regulations U, T, and X.

Events of Default:                  The Credit Agreement shall contain customary
                                    events of default including, without
                                    limitation, cross-default to occurrence of a default beyond any applicable grace period
                                    (whether or not resulting in acceleration) under any other agreement governing indebtedness of the Borrower or any of its subsidiaries in the amount of $10,000,000 or more in the aggregate, ERISA compliance, and change of control of Borrower.

Assignments and                     Each Lender may, in its sole discretion,
Participations:                     sell participations and may, in a manner
                                    acceptable to the Administrative Agent, sell assignments in the Loans and in its commitment and disclose information to prospective participants and assignees, and share, at its option, any fees with such participants and assignees. No assignments shall be made without the consent of the Borrower, which consent shall not be unreasonably withheld (provided that no such consent shall be required after a default).
                                    The minimum assignment amount to an
                                    institution not already a Lender shall be $10,000,000 (provided that no such limit shall be required after a default). The assignor shall pay an assignment fee of $3,500 to the Administrative Agent upon any assignment.

Expenses:                           Reasonable costs and expenses, including
                                    attorneys' fees (including costs and
                                    expenses of outside counsel and the costs and expenses of in-house counsel) and other appropriate independent professionals that may be deemed necessary by the Agent, the Administrative Agent and the Arranger in connection with this transaction, incurred at any time by the Agent, the Administrative
                                    Agent and the Arranger in the negotiation, syndication, documentation, and the closing of the Facilities as well as the ongoing administration of the Facilities, shall be paid by the Borrower. The Borrower shall also pay all reasonable costs and expenses, including reasonable legal costs, incurred by the Agent, the Administrative Agent and any Lender in enforcing any loan document.



--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.8

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------


Governing Law:                      The Credit Agreement and the Facilities
                                    shall be governed by the laws of the State of Illinois.

Required Lenders:                   51%.


--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.9

                                   Appendix A
                                   ----------

================================================================================
                        364-Day Revolving Credit Facility
                                  Pricing Grid
================================================================================

                                 LEVEL I          LEVEL II         LEVEL III         LEVEL IV          LEVEL V
                                --------        ------------      -----------      ------------     -------------
Reference Rating                A- or A3        BBB+ or Baa1      BBB or Baa2      BBB- or Baa3     <BBB- or Baa3
                                --------        ------------      -----------      ------------     -------------
Facility Fee                       6.0              8.0              10.0              12.5             17.5
                                --------        ------------      -----------      ------------     -------------
Applicable Margin                 24.0              27.0             32.5              40.0             57.5
                                --------        ------------      -----------      ------------     -------------
All-in Drawn Cost                 30.0              35.0             42.5              52.5             75.0
                                --------        ------------      -----------      ------------     -------------
Usage fee  > 25%                   5.0              5.0               5.0              5.0               5.0
                                --------        ------------      -----------      ------------     -------------
Usage fee  > 50%                  10.0              10.0             10.0              10.0             10.0
=================================================================================================================

                            Revolving Credit Facility
                                  Pricing Grid
================================================================================

                                 LEVEL I          LEVEL II         LEVEL III         LEVEL IV          LEVEL V
                                --------        ------------      -----------      ------------     -------------

Reference Rating                A- or A3        BBB+ or Baa1      BBB or Baa2      BBB- or Baa3     <BBB- or Baa3
                                --------        ------------      -----------      ------------     -------------
Facility Fee                       8.0              10.0             12.5              15.0             20.0
                                --------        ------------      -----------      ------------     -------------
Applicable Margin                 22.0              25.0             30.0              37.0             55.0
                                --------        ------------      -----------      ------------     -------------
All-in Drawn Cost                 30.0              35.0             42.5              52.5             75.0
                                --------        ------------      -----------      ------------     -------------
Usage fee  > 25%                   5.0              5.0               5.0              5.0               5.0
                                --------        ------------      -----------      ------------     -------------
Usage fee  > 50%                  10.0              10.0             10.0              10.0             10.0
=================================================================================================================

--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.10

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------


                                   Definitions
                                   -----------

                           ABR i.e., Alternate Base Rate, is defined as the higher of (I) the corporate base rate of interest ("CBR") announced by the Agent from time to time, and (ii) 0.50% per annum above the Federal Funds Rate. Any change in the CBR shall take effect at the opening of business on the date specified in the public announcement of such change, or on a daily basis in the case of (ii) above.

                        EBITDA is defined as Net Income plus, to the extent deducted from revenues in determining Net Income, (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) all other non cash charges, including up to $150,000,000 in-process R&D non cash charges incurred in connection with the Acquisition,
                                    (vi) Transaction Costs and (vii)
                                    extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its subsidiaries on a consolidated basis and in each instance, determined at the end of each fiscal quarter subsequent to the Closing Date and calculated for the period consisting of the four consecutive fiscal quarters then most recently ended.

                    Eurodollar      is defined as the rate per annum offered by
                                    the Administrative Agent at 11:00 a.m.
                                    London time, two business days prior to the borrowing date for one, two, three, or six-month (or such other period reasonably requested by the Borrower and acceptable to the Agent) U.S. dollar deposits in the London interbank market, in the amount of, and for a maturity corresponding to, the amount of the Loans, as adjusted for maximum statutory reserves.

                  Indebtedness      of a person is defined as such person's (i)
                                    obligations for borrowed money, (ii)
                                    obligations representing the deferred
                                    purchase price of property or services
                                    (other than accounts payable arising in the ordinary course of such person's business payable on terms customary in the trade),
                                    (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such person,
                                    (iv) obligations which are evidenced by
                                    notes, acceptances, or other instruments,
                                    (v) obligations of such person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) capitalized lease obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with generally accepted accounting principles would be shown as a liability on the consolidated balance sheet of such person,
                                    (viii) letters of credit, (ix) any material repurchase obligation or liability of such person with respect to accounts or notes receivable sold by such person and (x) net amounts payable under rate hedging obligations.


--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.11

Dexter Corporation                                                  Confidential
--------------------------------------------------------------------------------



                Leverage Ratio      means, as at the end of any fiscal quarter,
                                    the ratio of (i) Indebtedness (excluding net amounts payable under rate hedging obligations) of the Borrower and it subsidiaries as of the end of such fiscal quarter to (ii) EBITDA for the period consisting of the four consecutive fiscal quarters then most recently ended.

                Net Income          means, with reference to any period, the net
                                    income (or loss) of the Borrower and its subsidiaries calculated on a consolidated basis for such period.

                Net Worth           means, the aggregate amount of common
                                    shareholders equity as determined from a consolidated balance sheet of the Borrower and its subsidiaries, prepared in accordance with generally accepted accounting principles.


--------------------------------------------------------------------------------
First Chicago Capital Markets, Inc.                                    July 1998
A subsidiary of First Chicago NBD Corporation
                                      2.12

                                                              October 14, 1998


Dexter Corporation
One Elm Street
Windsor Locks, Connecticut 06096-2334


Attention:     Ms. Kathleen Burdett
               Vice President and
               Chief Financial Officer


Gentlemen/Ladies:

Reference is made to the letter (the "Commitment Letter") dated July 6, 1998 from The First National Bank of Chicago (the "Agent") and First Chicago Capital Markets, Inc. (the "Arranger") to the Dexter Corporation (the "Borrower"), which letter was accepted and agreed to by the Borrower on July 6, 1998. Capitalized terms not defined in this amendment letter (the "Amendment") shall have the same meanings as set forth in the Commitment Letter.

The Agent and the Arranger hereby agree that the references to October 15, 1998 on the second page of the Commitment Letter and the second page of the Term Sheet attached thereto shall each be replaced with a reference to December 1, 1998. Except as specifically modified hereby, the Commitment Letter and Fee Letter shall remain in full force and effect.



                                        Yours truly,


                                        The First National Bank of Chicago
                                        (individually and as Agent)

                                        By: /s/ Frank L. Grossman
                                            ----------------------------------
                                        Title: Managing Director
                                               -------------------------------

                                        First Chicago Capital Markets, Inc.
                                        (as Arranger)

                                        By: /s/ Frank L. Grossman
                                            ---------------------------------
                                        Title: Managing Director
                                               ------------------------------

Dexter Corporation
October 14, 1998
Page 2







Accepted and Agreed:
Dexter Corporation

By: /s/ Kathleen Burdett
    ---------------------------------------------
Title: Vice President and Chief Financial Officer
       ------------------------------------------
Date: October 14, 1998
      -------------------------------------------

                                                  Syndicated Loans Division
                                                  One First National Plaza
                                                  Mail Suite 0429
                                                  Chicago, Illinois 60670-0429
                                                  Telephone:  312-732-5080
                                                  Fax:  312-732-7455
Christine Frank
Managing Director


                                                                October 20, 1998


Dexter Corporation
One Elm Street
Windsor Locks, Connecticut  06096-2334

Attention: Ms. Kathleen Burdett
           Vice President and Chief Financial Officer

Gentlemen/Ladies:

Dexter Corporation (the "Borrower"), The First National Bank of Chicago (the "Agent") and First Chicago Capital Markets (the "Arranger") are party to a certain commitment letter (as amended, the "Commitment Letter") dated July 6, 1998. The Commitment Letter relates to proposed Credit Facilities aggregating $600,000,000 (the "Facilities") to be used by Dexter for various corporate purposes, including the financing of the acquisition of Life Technologies, Inc.

In order to accommodate certain potential changes in the transactions contemplated by the Commitment Letter, the Borrower has asked the Agent and the Arranger to agree to certain amendments to the Term Sheet (as defined in the Commitment Letter) and to seek the consent to such amendments of the Lenders which have previously committed to participate in the Facilities. Subject to the following sentence, upon the acceptance of this letter by the Borrower, the Term Sheet shall be amended as set forth on Exhibit A to this letter. Notwithstanding the foregoing, the Term Sheet shall not be amended, and this letter shall be without effect, unless and until such time as the Exhibit A changes to the Term Sheet have also been agreed to by lenders that have previously committed an aggregate amount of not less than $600 million to the Facilities.

Except as provided herein, the Commitment Letter and Term Sheet shall be unmodified and remain in full force and effect.

                                                                Amendment Letter
                                                                October 20, 1998
                                                                        Page Two



Please sign and return the acceptance copy of this letter to the Agent to evidence your agreement herewith. The proposed amendment shall not become effective unless the Borrower has accepted this letter on or prior to October 22, 1998.

                                 Yours truly,

                                 The First National Bank of Chicago
                                 By:         /s/ Frank L. Grossman
                                             ____________________________

                                 Title:      Managing Director
                                             ____________________________

                                 First Chicago Capital Markets, Inc.
                                 By:         /s/ Christine S. Frank
                                             ____________________________

                                 Title       Managing Director
                                             ____________________________

Accepted and Agreed:
Dexter Corporation
By:      /s/ Kathleen Burdett
         ______________________________________________

Title:   Vice President and Chief Financial Officer
         ______________________________________________

Date:    October 20, 1998
         ______________________________________________




                                   EXHIBIT A
                                   ---------

         The Term Sheet shall be amended as follows:

1. The "Purpose" section under the heading "The 364-Day Revolving Credit Facility" on page 2 of the Term Sheet is amended in its entirety to read as follows:

         Purpose:   To provide funds (i) to refinance existing indebtedness,
                    (ii) for capital expenditures, (iii) for working capital,
                    (iv) for general corporate purposes, including, without limitation, friendly acquisitions and (v) for the acquisition of all of the common shares of Life Technologies, Inc. not currently owned by the Company (the "Acquisition"), which acquisition may be effected through a unilateral tender offer. The 364-Day Revolving Credit Commitment will be repaid from the net after tax proceeds realized upon the sale of the Borrower's Packaging Coatings business and Dexter S.A. (the "Scheduled Asset Sale"), which is expected to be sold on or before December 31, 1998, from the proceeds of long term capital market transactions and from operating cash flow generated by the Borrower in the ordinary course of business.

2. The "Purpose" section under the heading "The Revolving Credit Facility" on pages 2 and 3 of the Term Sheet is amended in its entirety to read as follows:

         Purpose:   To provide funds (i) to refinance existing indebtedness,
                    (ii) for capital expenditures, (iii) for general corporate purposes, (including, without limitation, friendly acquisitions and the Acquisition) and commercial paper back-up.

3. The following language is added at the conclusion of the "Conditions Precedent" section under the heading "The Credit Agreement":

       In the event that the Borrower elects to effect the Acquisition through a unilateral tender offer (i.e. without the approval of the board of directors of the Target or without the execution of a Merger Agreement) then, in lieu of the conditions set forth above under "Approvals" and "Acquisition Agreement", the following conditions shall be applicable:

       Approvals:        Evidence satisfactory to the Agent that the Borrower's
                         directors shall have approved the Acquisition and the financing contemplated hereby and all regulatory and legal approvals pertaining to the Acquisition and this financing shall have been obtained.

       Acquisition:      The material terms and conditions of the offer to
                         purchase pursuant to which the Acquisition is to be effected, including, without limitation the consideration for and structure of the Acquisition, shall be reasonably acceptable to the Agent, and the conditions therein shall have been satisfied (or waived with the consent of the Agent, which consent shall not be unreasonably withheld). After giving effect to the consummation of the offer to purchase, the Borrower shall own not less than 80% of the shares of each outstanding class of equity securities of the Target, and there shall exist no legal or practical impediment to the consummation of such merger.

                                                                October 30, 1998

Dexter Corporation
One Elm Street
Windsor Locks, Connecticut 06096-2334

Attention:        Ms. Kathleen Burdett
                  Vice President and
                  Chief Financial Officer


Gentlemen/Ladies:

Reference is made to the letter dated July 6, 1998 from The First National Bank of Chicago (the "Agent") and First Chicago Capital Markets, Inc. (the "Arranger") to the Dexter Corporation (the "Borrower"), which letter was accepted and agreed to by the Borrower on July 6, 1998 (as amended by the letter agreements dated October 14, 1998 and October 20, 1998, the "Commitment Letter"). Capitalized terms not defined in this amendment letter (the "Amendment") shall have the same meanings as set forth in the Commitment Letter.

The Agent and the Arranger hereby agree that the references to December 1, 1998 on the second page of the Commitment Letter and the second page of the Term Sheet attached thereto shall each be replaced with a reference to December 15, 1998. Except as specifically modified hereby, the Commitment Letter and Fee Letter shall remain in full force and effect.


                                      Yours truly,

                                      The First National Bank of Chicago
                                      (individually and as Agent)


                                      By:  /s/ Catherine V. Frank
                                           __________________________________

                                      Title:  Director
                                             ________________________________

                                      First Chicago Capital Markets, Inc.
                                      (as Arranger)



                                      By:  /s/ Catherine V. Frank
                                           __________________________________

                                      Title:  Director
                                             ________________________________

Accepted and Agreed:
Dexter Corporation

By: /s/ Kathleen Burdett
    ________________________________

Title: Vice President and Chief
       Financial Officer
       _____________________________

Date:  10/30/98
       _____________________________